Exhibit 4.8

To:

Bank of America Merrill Lynch International Limited
5 Canada Square
 London E14 5AQ

To:

ICL Finance B.V. PO Box 313 1000 AH Amsterdam The Netherlands Israel Chemicals Limited Millennium Tower, 23 Aranha st. Tel-Aviv 6107025 Israel	ICL Finance Inc. 1220 N. Market Street Suite 808, City of Wilmington County of New Castle, Delaware United States of America

October 2018
Dear Sirs

Revolving credit facility agreement dated 23 March 2015 made between, amongst others, ICL Finance B.V.  as Borrower and Sumitomo Mitsui Banking Corporation Europe Limited as Agent, as amended, novated, supplemented, extended or restated from time to time (the Facility Agreement)

1	We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meanings in this letter.

2	We write as Agent under the Facility Agreement and with the consent of all of the Lenders.

3	In this letter Effective Date means the first day of the Interest Period following the date on which we receive:

(a)	a copy of this letter duly executed by you;

(b)	a copy of the new agency Fee Letter duly executed by you; and

(c)	the following documents in form and substance satisfactory to us:

(i)	a legal opinion of:

(aa)	Dentons UK and Middle East LLP, legal advisers to the Agent in England;

(bb)	Houthoff Buruma London B.V., legal advisers to the Agent in the Netherlands;

(cc)	Aner Berger, Advocates, legal advisers to the Parent in Israel; and

(dd)	Mcguire Woods, legal advisers to the Agent who are providing, among other opinions, a capacity and authority opinion in respect of ICL Finance Inc. as a Delaware incorporated entity; and

(ii)	the relevant constitutional and corporate authorisation documents required to support the issuance of legal opinions in form and substance satisfactory to the Agent listed in sub-paragraph (i) above, provided that:

(aa)
the Agent must (and does so with the consent of all Parties) notify Bank of America Merrill Lynch International Limited (in its capacity as a prospective Lender) of a relevant Loan three Business Days prior to the proposed Utilisation Date that is due to be immediately on or following the Effective Date (and only for such Utilisation Date) so that Bank of America Merrill Lynch International Limited as New Lender can adhere to its obligations under Clause 5.4 (Lenders' participation) of the Facility Agreement on the Effective Date. For the avoidance of doubt, the relevant Utilisation Request shall be forward-looking to reflect the adjusted Commitments (if applicable) as at such proposed Utilisation Date, with all the conditions pursuant to Clause 4 (Conditions of Utilisation) needing to met for such Utilisation;

(bb)	no Loan is outstanding on the Effective Date; and

(cc)	such date is no later than 31 December 2018.

4	With effect from the Effective Date the Facility Agreement will be amended as follows:

(a)	the definition of 'Amendment Letter' shall be included in clause 1.1 (Definitions) of the Facility Agreement:

'Amendment Letter means the amendment letter between the Agent, Bank of America Merrill Lynch International Limited and the Obligors dated ... October 2018.'

(b)	the existing definition of 'Commitment' will be deleted in its entirety and be replaced with the following in clause 1.1 (Definitions) of the Facility Agreement:

'Commitment means

(a)
in relation to a Lender listed in Schedule 1 (The Original Lenders), the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement to the extent not cancelled or reduced pursuant to this Agreement.'

(c)	the existing definition of 'First Maturity Date' will be deleted in its entirety and be replaced with the following definition in clause 1.1 (Definitions) of the Facility Agreement:

'First Maturity Date means, subject to Clause 29.7 (Business Days), 23 March 2023.'

(d)
the existing definition of 'Total Commitments' will be deleted in its entirety and be replaced with the following definition in clause 1.1 (Definitions) of the Facility Agreement and all other references to 'US$1,705,000,000' shall be replaced with 'US$1,200,000,000' throughout the Facility Agreement:

'Total Commitments means the aggregate of the Commitments being US$1,200,000,000.'

(e)	the following new clause 1.2.5 will be inserted into the Facility Agreement:

'Any reference to 'Bank of America Merrill Lynch International Limited' in any Finance Document is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland.  Notwithstanding anything to the contrary in any Finance Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.'

(f)	clause 7.2 (Extension Option) of the Facility Agreement will be deleted in its entirety and be replaced with the following in clause 7.2 (Extension Option) of the Facility Agreement:

'7.2.1
The Borrower may by notice to the Agent (the Initial Extension Request) not more than 60 days and not less than 35 days before the first anniversary of the date of the Amendment Letter, request that the First Maturity Date be extended for a further period to the Second Maturity Date.

7.2.2
The Borrower may by notice to the Agent (the Ultimate Extension Request) no more than 60 days and not less than 35 days before the second anniversary of the Amendment Letter, request that the Termination Date:

(a)	with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period to the Third Maturity Date; and/or

(b)	if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request:

(i)	be extended for a period of one year to the Second Maturity Date; or

(ii)	be extended for a period of two years to the Third Maturity Date,

as selected by the Borrower in the notice to the Agent.

7.2.3	The Agent must promptly notify the Lenders of any Initial Extension Request or Ultimate Extension Request (an Extension Request).

7.2.4
Each Lender may, in its absolute discretion, decide whether or not to accept the Extension Request.  Each Lender that agrees to an Extension Request by the date falling 15 days before the relevant anniversary of the date of the Amendment Letter, will extend its Commitment for a further period of one year or two years, as applicable, from the then current Termination Date and the applicable Termination Date with respect to the Commitment of that Lender will be extended accordingly.

7.2.5
If any Lender fails to reply to an Extension Request on or before the date falling 15 days before the relevant anniversary of the date of the Amendment Letter, it will be deemed to have refused that Extension Request and its Commitments will not be extended.

7.2.6
If one or more (but not all) of the Lenders agree to an Extension Request, then the Agent must notify the Borrower and the Lenders which have agreed to the extension, identifying in that notification which Lenders have not agreed to the Extension Request.

7.2.7        Subject to Clause 7.2.8 below, each Extension Request is irrevocable.

7.2.8
The Borrower may, on the basis that one or more of the Lenders has or have not agreed to the Extension Request and no later than the date falling 5 days before the relevant anniversary of the date of the Amendment Letter, withdraw the request by notice to the Agent which will promptly notify the Lenders.

7.2.9	The Borrower shall pay the Extension Fee to the Agent for the account of each Lender that has accepted the relevant Extension Request.'

(g)
the table in Schedule 1 (The Original Lenders) to the Facility Agreement will be deleted in its entirety and be replaced with the following table. Furthermore, any reference to 'BNP Paribas Fortis SA/NV, Netherlands Branch' in the Finance Documents shall be replaced with 'BNP Paribas SA, Netherlands Branch':

Banco Bilbao Vizcaya Argentaria, S.A.	100,000,000
Bank of America Merrill Lynch International Limited	100,000,000
Barclays Bank PLC	100,000,000
BNP Paribas SA, Netherlands Branch	100,000,000
Citibank, N.A.	100,000,000
Commerzbank Aktiengesellschaft, Filiale Luxemburg	100,000,000
Coöperatieve Centrale Raiffeissen-Boerenleenbank B.A. (trading as Rabobank)	100,000,000
Crédit Agricole Corporate and Investment Bank	100,000,000
HSBC Bank Plc	100,000,000
MUFG Bank, Ltd.	100,000,000
Sumitomo Mitsui Banking Corporation Europe Limited	100,000,000
UniCredit Bank Austria AG	100,000,000
Total	US$1,200,000,000

5	Without prejudice to the rights of any Finance Party which have arisen on or before the Effective Date:

(a)	each Obligor confirms that, on and after the Effective Date the Facility Agreement (as amended by this letter), and the other Finance Documents, will remain in full force and effect; and

(b)
each Guarantor confirms that, on and after the Effective Date, its guarantee, undertaking and indemnity under Clause 18 (Guarantee and indemnity) of the Facility Agreement will remain in full force and effect and will extend to each Obligor's obligations under the Finance Documents (as amended by this letter).

6
To the extent that a Guarantor's guarantee, undertaking or indemnity under Clause 18 (Guarantee and indemnity) of the Facility Agreement is not, for any reason, enforceable on or after the Effective Date in relation to each Obligor's obligations under the Finance Documents (as amended by this letter), that Guarantor guarantees to, undertakes with and indemnifies each Finance Party on the terms of those clauses in relation to those obligations on and after the Effective Date.

7
The representations and warranties set out in Clause 19 (Representations) of the Facility Agreement are deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on:

(a)          the date of this letter; and

(b)          the Effective Date.

8	Save as set out under paragraphs 4 and 13, nothing in this letter shall be deemed to be:

(a)	an amendment to the terms of any Finance Document;

(b)	a waiver or consent by the Lenders to any breach or potential breach (present or future) of any provision of the Finance Documents; or

(c)	any waiver of a Default or Event of Default (however described).

9	The Borrower shall:

(a)	within five Business Days of demand of the Agent, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with this letter; and

(b)	on the Effective Date, pay to the Agent for the account of the Lenders (including Bank of America Merrill Lynch International Limited as New Lender) an upfront fee of US$1,200,000.

10	This letter is a Finance Document.

11	Clauses 38 (Counterparts) to 40 (Enforcement) (inclusive) of the Facility Agreement shall apply to this letter as they apply to the Facility Agreement.

12	Other than a Lender, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this letter.

13
By Bank of America Merrill Lynch International Limited signing and dating the acceptance on the enclosed copy of this letter and returning it to us, Bank of America Merrill Lynch International Limited confirms as New Lender:

(a)	its agreement to the terms of this letter;

(b)	that it shall become a Party as a "Lender"; and

(c)	that it will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

14	By the Obligors signing and dating the acceptance on the enclosed copy of this letter and returning it to us, the Obligors confirm:

(a)	their agreement to the terms of this letter (including, for the avoidance of doubt, Bank of America Merrill Lynch International Limited becoming a Party as a "Lender"); and

(b)	that no Default is continuing.

Yours faithfully

/s/ Chris Sims	/s/ Yulchrlo Iwamoto
Vice President	Assistant Vice President

For and on behalf of Sumitomo Mitsui Banking Corporation Europe Limited as Agent

We agree to the terms of the letter of which this is a copy, including paragraph 11 of the letter in particular.

For and on behalf of Bank of America Merrill Lynch International Limited

/s/ Marina Heilika
Director, Corporate and Investment banking

Authorised signatory

Date: October 29, 2018

We agree to the terms of the letter of which this is a copy and confirm that no Default is continuing.

For and on behalf of ICL Finance B.V.

/s/ Ron Mulder	/s/ Coby Ben Hamou
ICL Europe Tax & Treasury Director	VP, CFO Europe
Authorised signatory	Authorised signatory
Date: October 29, 2018	Date: October 29, 2018

For and on behalf of Israel Chemicals Limited

/s/ Michael Hazzan	/s/ Lisa Haimovitz
SVP, Corporate Finance	SVP, Global General Counsel

Authorised signatory	Authorised signatory
Date: October 29, 2018	Date: October 29, 2018

For and on behalf of ICL Finance Inc.

/s/ Paul Schlessman	/s/ John Laaker
President	Treasurer
Authorised signatory	Authorised signatory
Date: October 29, 2018	Date: October 29, 2018